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EXHIBIT 5

    September 5, 2001

Avant! Corporation
46871 Bayside Parkway
Fremont, CA 94538

Re:	2000 Stock Option/Stock Issuance Plan and the 2001 Stock Bonus Plan (the "Plans")

Ladies and Gentlemen:

    We represent Avant! Corporation (the "Company") in connection with the Company's employee benefit plans and related matters. This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the "Registration Statement") registering a total of 7,500,000 shares (the "Shares") of Common Stock of the Company under the Plans.

    For purposes of this opinion, we have examined originals or copies certified or otherwise authenticated to our satisfaction of the following documents, all of which, unless otherwise indicated, are dated as of the date of this letter:

  1.
  A copy of the Certificate of Incorporation of the Company, as amended, certified by the Secretary of the Company as being complete and in full force and effect.

  2.
  Certain resolutions of the Board of Directors taken at meetings on July 25, 2000 and by written consent on May 18, 2001, August 13, 2001 and August 24, 2001, and certified by the Secretary of the Company as being unrescinded, complete and in full force and effect.

  3.
  A certificate of Computershare Investor Services LLC of California dated August 29, 2001.

  4.
  A certificate of Viraj J. Patel, Head of Finance and Treasurer of the Company dated August 29, 2001.

    Based solely on our examination of the foregoing, we are of the opinion that, subject to the effectiveness of the Registration Statement, the Shares will be legally issued, fully paid and non-assessable. In giving this opinion, we assume that the Shares will be issued in accordance with the terms of the Plans.

    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ FARELLA BRUAN + MARTEL LLP

                      FARELLA BRAUN + MARTEL LLP

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  EXHIBIT 5